SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-16476


                     ISTEC - INDUSTRIES & TECHNOLOGIES LTD.
             (Exact name of registrant as specified in its charter)

                               22 Hayezira Street
                            Kiryat Arie, Petach Tikva
                                  Israel 49103
                                (972) 3-924-5767
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 ORDINARY SHARES, PAR VALUE NIS 10.00 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [  ]            Rule 12h-3(b)(1)(i)  [  ]
        Rule 12g-4(a)(1)(ii) [  ]            Rule 12h-3(b)(1)(ii) [  ]
        Rule 12g-4(a)(2)(i)  [X]             Rule 12h-3(b)(2)(i)  [  ]
        Rule 12g-4(a)(2)(ii) [  ]            Rule 12h-3(b)(2)(ii) [  ]
                                             Rule 15d-6            [X]

Approximate number of holders of record as of the certification or notice date:

                                                130 holders of Ordinary Shares


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                     ISTEC - INDUSTRIES & TECHNOLOGIES LTD.

DATE:  September 17, 2003         By:    /s/ David Perry
                                         ---------------
                                         Name:  David Perry
                                         Title: Manager